October 27, 2021

Notice to Holders of Boston Scientific Corporation’s 7.00% Senior Notes due 2035
(CUSIP No. 101137AE7)

Dear Noteholder,

Notice is hereby given that the interest rate on Boston Scientific Corporation’s (the “Company”) $350 million 7.00% Senior Notes due 2035 (the “2035 Notes”) will be decreased from 7.00% to 6.75% pursuant to Section 201 of the Second Supplemental Indenture, dated as of April 21, 2006, to the Indenture dated as of November 18, 2004 between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association, as Trustee (the Indenture, as supplemented and amended by the Second Supplemental Indenture, the “Indenture”).

The decrease in the interest rate shall take effect beginning on November 15, 2021.

Pursuant to the Indenture entered into between the Company and the Trustee, subsequent upgrades to the Company’s long-term senior, unsecured debt credit ratings may result in a further decrease in the interest rate of the 2035 Notes, but in no event will the interest rate payable on the 2035 Notes be adjusted below 6.25%.

While the U.S. federal income tax treatment of the interest rate adjustment is not entirely clear, the Company intends to take the position that the adjustment does not result in a deemed exchange of the 2035 Notes for “new” notes for U.S. federal income tax purposes (i.e., the adjustment does not result in a taxable event for U.S. federal income tax purposes). Even if the interest rate adjustment did result in such a deemed exchange, the Company expects that the exchange would constitute a recapitalization that generally is tax free to holders of the 2035 Notes. Holders of 2035 Notes should be aware that the Internal Revenue Service could assert a contrary position, potentially causing the interest rate adjustment to be treated as a taxable event for U.S. federal income tax purposes.

Date:	October 27, 2021	BOSTON SCIENTIFIC CORPORATION

		By:	/s/ Robert J. Castagna
Robert J. Castagna
Vice President and Treasurer